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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Swift & Company on Form S-4 of our report dated July 11, 2002 (September 3, 2002 as to Note 2) with respect to the financial statements of Swift & Company, our report dated July 11, 2002 (September 3, 2002 as to Note 2) with respect to the consolidated financial statements of S&C Holdco 3, Inc. and subsidiary, and our report dated July 8, 2002 (September 3, 2002 as to Notes 14 and 15) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for derivative instruments and other hedging activities in 2002 and revenue recognition relating to shipping terms for certain of its product sales in 2001) with respect to the combined financial statements of the ConAgra Red Meat Business, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 8, 2002 relating to the financial statement schedule of the ConAgra Red Meat Business included elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Selected Historical Combined Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Omaha, Nebraska
October 23, 2002